UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 27, 2015

COLONY BANKCORP, INC.
(Exact name of registrant as specified in its charter)

Georgia	000-12436	58-1492391
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

115 South Grant Street, Fitzgerald, Georgia	31750
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (229) 426-6000
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

                On March 27, 2015, Colony Bank (the “Bank”), a wholly-owned subsidiary of Colony Bankcorp, Inc. (the “Registrant”), entered into a retention agreement with each of the following executive officers:  Edward P. Loomis, its President and Chief Executive Officer, Terry L. Hester, its Executive Vice President and Chief Financial Officer, Lee A. Northcutt, its Executive Vice President and East Regional Executive Banking Officer, M. Eddie Hoyle, Jr., its Executive Vice President and West Regional Executive Banking Officer, and Henry F. Brown, Jr., its Executive Vice President and Chief Credit Officer.  The Compensation Committee and the Board of Directors of both the Bank and the Registrant approved the retention agreements after consideration of a relatively flat 5-year period of compensation for the executive officers, with no stock awards having been granted to the executives since 2009, and their desire to promote the retention of the executives by offering protection in the event of a change in control of the Registrant.  The Compensation Committee and Board of Directors of both the Bank and the Registrant have been considering such action for some time, however, did not feel it was appropriate until overall performance of the Registrant improved to a level where the Registrant resumed making contractually stipulated dividend and interest payments associated with the Cumulative Perpetual Preferred Stock and trust preferred securities, respectively, and also got current on accrued but unpaid payments associated with both.

Retention Agreements with Messrs. Loomis and Hester.  The retention agreements with each of Messrs. Loomis and Hester provide for:

•	a retention bonus equal to 2.5 times his base salary, payable in a single lump sum within thirty days following a change in control of the Registrant that occurs prior to March 27, 2018, provided that the executive is employed by the Bank on the date of the change in control; provided, however, that if the executive’s employment is terminated by the Bank without cause (as defined in the agreement) within the 90-day period immediately preceding the change in control, then he will remain eligible to receive the change in control bonus in the event of a change in control; and

•	continuation of group health coverage for the executive and his eligible dependents at the active employee rate for 24 months following the executive’s termination of employment, in the event that the executive’s employment is terminated by the Bank without cause within the 90-day immediately preceding the change in control or in the event that the executive’s employment is terminated by the Bank without cause or by the executive for good reason (as defined in the agreement) within the 24-month period immediately following the change in control.

In order to receive the retention bonus and the health coverage benefit described above, the executive must execute a separation agreement containing a full general release of claims and covenant not to sue and comply with the restrictive covenants described below.

Retention Agreements with Messrs. Northcutt, Hoyle and Brown.  The retention agreements with each of Messrs. Northcutt, Hoyle and Brown provide for:

•	a retention bonus equal to 0.75 times the executive’s base salary, payable in a single lump sum within thirty days following a change in control of the Registrant that occurs prior to March 27, 2018, provided that the executive is employed by the Bank on the date of the change in control; provided, however, that if the executive’s employment is terminated by the Bank without cause (as defined in the agreement) within the 90-day period immediately preceding the change in control, then he will remain eligible to receive the change in control bonus in the event of a change in control); and

•	a post-closing retention bonus equal to 0.75 times his base salary, payable in a single lump sum within thirty days following the successful core data processing conversion of the Bank in connection with the change in control, provided that the executive is employed by the Bank on such date; provided, however, that if the executive’s employment is terminated by the Bank without cause within the 90-day period immediately preceding the change in control or between the date of the change in control and the conversion of the Bank, then he will remain eligible to receive the post-closing retention bonus.

                 In order to receive the retention bonuses described above, the executive must execute a separation agreement containing a full general release of claims and covenant not to sue and comply with the restrictive covenants described below.

                Restrictive Covenants.  Each of the retention agreements contains confidentiality and employee and customer nonsolicitation covenants that apply during the executive’s employment with the Bank and for a period of 24 months, in the case of Messrs. Loomis and Hester, or 12 months, in the case of Messrs. Northcutt, Hoyle and Brown, after his termination of employment following a change in control.  In addition, the retention agreements with Messrs. Loomis and Hester contain a noncompetition covenant that applies during the executive’s employment and for a period of 24 months after his termination of employment following a change in control.  The post-termination restricted period for the employee and customer nonsolicitation covenants and, in the case of Messrs. Loomis and Hester, the noncompetition covenant, will be reduced by the number of full months that the executive provides services to the Bank following the change in control prior to his termination.

280G Cut-Back.  The retention agreements provide that if any payments or benefits would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then the payments will be limited to the maximum amount that could be paid without triggering the excise tax.

The retention agreements will be filed as exhibits to the Registrant’s Quarterly Report on Form 10-Q for the period ending March 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLONY BANKCORP, INC.

Date: March 27, 2015	By	/s/ Terry L. Hester
Terry L. Hester
Chief Financial Officer